As filed with the Securities and Exchange Commission on August 22, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hanger Orthopedic Group, Inc.

(Exact name of Registrant as specified in its charter)

Two Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
Delaware	(301) 986-0701	84-0904275
(State of other jurisdiction of	(Address, including zip code, and	(IRS Employer
incorporation or organization)	telephone number, including area code,	(Identification No.)
of registrant’s principal executive offices)

Thomas F. Kirk

President and Chief Executive Officer

Hanger Orthopedic Group, Inc.

Two Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

(Name, address and telephone number, of agent for service)

with a copy to:

Thomas E. Hartman, Esq.

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, Michigan 48226

(313) 234-7100

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each	Amount	Proposed Maximum	Proposed Maximum
Class of Securities	to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share (1)	Price	Registration Fee
Primary Offering:	6,000,000	$18.13	$108,780,000.00	$4,275.05
Common Stock, par value	shares
$0.01 per share
Secondary Offering:	7,308,730	$18.13	$132,507,274.90	$5,207.54
Common Stock, par value	shares
$0.01 per share
Total	13,308,730		$241,287,274.90	$9,482.59 (3)
	shares (2)

(1)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of  the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange on August 20, 2008.

(2)           In addition to the shares set forth in the table above, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

(3)           Pursuant to Rule 457(p), the entire amount of the filing fee is offset by the $20,892.53 of filing fees previously paid in connection with unsold securities registered by the Registrant’s Form S-3 Registration Statement (Reg. No. 333-114038) initially filed on March 30, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 22, 2008

HANGER ORTHOPEDIC GROUP, INC.

6,000,000 Shares of Common Stock

7,308,730 Shares of Common Stock

Offered by Selling Shareholder

We may offer shares of our common stock from time to time, in amounts, at prices and on terms that we will determine at the time of such offering. We will provide the specific terms of each such offering in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. For information on the general terms of our common stock, see “Description of Capital Stock.” You should read this prospectus and the applicable supplements carefully before you invest.

This prospectus also covers the resale by a selling shareholder named in this prospectus of shares of our common stock held by such selling shareholder as a result of the forced conversion of our Series A Convertible Preferred Stock into common stock on August 8, 2008. We will not receive any proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement. The selling shareholder may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described under the heading “Selling Shareholder” in the section entitled “Plan of Distribution” beginning on page 9.

Our common stock is traded on the New York Stock Exchange under the symbol “HGR.” On August 21, 2008, the reported last sale price of our common stock on the New York Stock Exchange was $17.55 per share.

Investing in the shares involves risks. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                                 , 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

In addition, a certain shareholder identified in this prospectus may offer from time to time up to 7,308,730 shares of our common stock under this prospectus. We will not receive any of the proceeds from transactions by such shareholder. Upon receipt of notice from the selling shareholder, we will file any amendment or prospectus supplement that may be required in connection with any sale by the selling shareholder.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and any prospectus supplement delivered with this prospectus, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

As used in this prospectus, “Hanger,” “company,” “we,” “our,” “ours,” and “us” refer to Hanger Orthopedic Group, Inc. and its consolidated subsidiaries except where the context otherwise requires or as otherwise indicated.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. Offers to sell, and solicitation of others to buy, shares of our common stock pursuant to this prospectus are only being made in jurisdictions where such offers and solicitations are permitted. The information contained, or incorporated by reference into, this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of the common stock. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated herein by reference, in making your investment decision. In particular, you should read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference into this prospectus discuss our plans and strategies for our business or make other forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act.  The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them.  These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

•	the demand for our orthotic and prosthetic services and products;

•	our ability to integrate effectively the operations of businesses that we have acquired and plan to acquire in the future;

•	our ability to enter into national contracts;

•	our ability to maintain the benefits of our performance improvement plans;

•	our ability to attract and retain qualified orthotic and prosthetic practitioners;

•	changes in federal Medicare reimbursement levels and other governmental policies affecting orthotic and prosthetic operations;

•	our indebtedness, the impact of changes in prevailing interest rates and the availability of favorable terms of equity and debt financing to fund the anticipated growth of our business;

•	changes in, or failure to comply with, federal, state and/or local governmental regulations; and

•	liabilities relating to orthotic and prosthetic services and products and other claims asserted against us.

For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors.” We do not have any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the “Risk Factors” section and the documents that we incorporate by reference into this prospectus, before making an investment decision.

Hanger Orthopedic Group, Inc.

We are the largest owner and operator of orthotic and prosthetic (“O&P”) patient-care centers (“patient-care centers”), accounting for approximately 25% of the estimated $2.5 billion O&P patient-care market, in the United States. At June 30, 2008, we operated 661 O&P patient-care centers in 45 states and the District of Columbia and employed in excess of 1,000 revenue-generating O&P practitioners (“practitioners”). In addition, through our wholly-owned subsidiary, Southern Prosthetic Supply, Inc. (“SPS”), we are the largest distributor of branded and private label O&P devices and components in the United States, all of which are manufactured by third parties.  We also create new products, through our wholly-owned subsidiary, Innovative Neurotronics, Inc. (“IN, Inc.”), for patients who have had a loss of mobility due to strokes, multiple sclerosis or other similar conditions.  Another subsidiary, Linkia LLC (“Linkia”), develops programs to manage all aspects of O&P patient care for large private payors.  Our principal executive offices are located at Two Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, and our telephone number is (301) 986-0701.

RISK FACTORS

Before making an investment in our common stock, you should carefully consider the following Risk Factors, in addition to the other information included or incorporated by reference into this prospectus. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

We are highly leveraged and have significant fixed operating costs; therefore our profitability and ability to service our debt could be negatively impacted by an inability to generate sales growth.

We are highly leveraged and have a significant amount of fixed costs.  Therefore, our ability to continue to service our debt and fund necessary capital additions is dependent on our ability to grow sales and control inflationary increases in our fixed costs.

Changes in government reimbursement levels could adversely affect our net sales, cash flows and profitability.

We derived 39.8% and 41.1% of our net sales for the three months ended June 30, 2008 and 2007, respectively, from reimbursements for O&P services and products from programs administered by Medicare, Medicaid and the U.S. Veterans Affairs. For the six months ended June 30, 2008 and 2007, we derived 39.7% and 40.7%, respectively, in reimbursements from the programs administered by Medicare, Medicaid, and the U.S. Veterans Affairs. Each of these programs sets maximum reimbursement levels for O&P services and products. If these agencies reduce reimbursement levels for O&P services and products in the future, our net sales could substantially decline. In addition, the percentage of our net sales derived from these sources may increase as the portion of the U.S. population over age 65 continues to grow, making us more vulnerable to maximum reimbursement level reductions by these organizations. Reduced government reimbursement levels could result in reduced private payor reimbursement levels because fee schedules of certain third-party payors are indexed to Medicare.

Furthermore, the healthcare industry is experiencing a trend towards cost containment as government and other third-party payors seek to impose lower reimbursement rates and negotiate reduced contract rates with service providers.  This trend could adversely affect our net sales. Medicare provides for reimbursement for O&P products and services based on prices set forth in fee schedules for ten regional service areas.  If the U.S. Congress were to legislate additional modifications to the Medicare fee schedules, our net sales from Medicare and other payors could be adversely and materially affected.  We cannot predict whether any such modifications to the fee schedules will be enacted or what the final form of any modifications might be.  In addition, the WalkAide, the first product produced by IN, Inc., is not currently covered by Medicare and no assurances can be given as to whether or to what extent coverage will be granted by the Centers for Medicare & Medicaid Services.

On April 24, 2006, the Centers for Medicare & Medicaid Services announced a proposed rule that would call for a competitive bidding program for certain covered prosthetic and orthotic equipment as required by the Medicare Modernization Act of 2003.  The rule became effective on June 11, 2007 following its adoption by the Centers for Medicare & Medicaid Services.  We cannot now identify the impact of such adapted rule on us.

Changes in payor reimbursements could negatively affect our net sales volume.

Recent years have seen a consolidation of healthcare companies coupled with certain payors terminating contracts, imposing caps or reducing reimbursement for O&P products.  Additionally, employers are increasingly pushing healthcare costs down to their employees.  These trends could result in decreased O&P revenue.

We depend on the continued employment of our orthotists and prosthetists who work at our patient-care centers and their relationships with physicians and patients. Our ability to provide O&P services at our patient-care centers would be impaired and our net sales reduced if we were unable to maintain these relationships.

Our net sales would be reduced if a significant number of our practitioners leave us.  In addition, any failure of our practitioners to maintain the quality of care provided or to otherwise adhere to certain general operating procedures at our facilities, or any damage to the reputation of a significant number of our practitioners, could adversely affect our reputation, subject us to liability and significantly reduce our net sales.  A substantial amount of our business is derived from orthopedic surgeons and other healthcare providers.  If the quality of our services and products declines in the opinion of these healthcare providers, they may cease to recommend our products, which would adversely affect our net sales.

If the non-competition agreements we have with our key executive officers and key practitioners were found by a court to be unenforceable, we could experience increased competition resulting in a decrease in our net sales.

We generally enter into employment agreements with our executive officers and a significant number of our practitioners which contain non-compete and other provisions.  The laws of each state differ concerning the enforceability of non-competition agreements.  State courts will examine all of the facts and circumstances at the time a party seeks to enforce a non-compete covenant.  We cannot predict with certainty whether or not a court will enforce a non-compete covenant in any given situation based on the facts and circumstances at that time.  If one or more of our key executive officers and/or a significant number of our practitioners were to leave us and the courts refused to enforce the non-compete covenant, we might be subject to increased competition, which could materially and adversely affect our business, financial condition and results of operations.

We face periodic reviews, audits and investigations under our contracts with federal and state government agencies, and these audits could have adverse findings that may negatively impact our business.

We contract with various federal and state governmental agencies to provide O&P services.  Pursuant to these contracts, we are subject to various governmental reviews, audits and investigations to verify our compliance with the contracts and applicable laws and regulations.  Any adverse review, audit or investigation could result in:

•	refunding of amounts we have been paid pursuant to our government contracts;
•	imposition of fines, penalties and other sanctions on us;
•	loss of our right to participate in various federal programs;
•	damage to our reputation in various markets; or
•	material and/or adverse effects on our business, financial condition and results of operations.

We are subject to numerous federal, state and local governmental regulations, noncompliance with which could result in significant penalties that could have a material adverse effect on our business.

A failure by us to comply with the numerous federal, state and/or local healthcare and other governmental regulations to which we are subject could result in significant penalties and adverse consequences, including exclusion from the Medicare and Medicaid programs, which could have a material adverse effect on our business.

If the results of the current investigations over the billing allegations at the West Hempstead patient-care center are not resolved in our favor or if such allegations are expanded to other patient-care centers and are not resolved in our favor, our operations may be negatively impacted and we may be subject to significant fines.

If the results of the investigation at the West Hempstead patient-care center and any other patient-care centers uncover billing discrepancies, we may be responsible for noncompliance fines and the extension of such investigation to other patient-care centers.

Funds associated with certain of our auction rate securities are not currently accessible and our auction rate securities may experience an other than temporary decline in value, which would adversely affect our income.

Our short-term investments are comprised of two auction rate securities (“ARS”) reported at an aggregate fair value of $6.9 million and an aggregate cost of $7.5 million, as of June 30, 2008.  ARS are securities that are structured with short-term interest rate reset dates which generally occur every 28 days, but with contractual maturities that can be well in excess of ten years.  At the end of each reset period, investors can sell or continue to hold the securities at par.  The auctions for all of the ARS held by us were unsuccessful as of June 30, 2008.  Therefore, based on an analysis of other-than-temporary impairment factors, we recorded an unrealized loss within accumulated other comprehensive income, a component of shareholders’ equity, of approximately $0.6 million at June 30, 2008 related to these ARS.  Although we believe that the decline in the fair market value of these securities is temporary, if the decline in value were ultimately deemed to be other than temporary, it would result in a loss being recognized in our statement of operations, which could be material.  The funds associated with these will not be accessible until a successful auction occurs, a buyer is found outside of the auction process or the underlying securities have matured.

Fluctuations in the stock market as well as general economic and market conditions may harm the market price of our common stock and you may lose all or part of your investment.

The market price of our common stock has been subject to significant fluctuation. The market price of our common stock may continue to be subject to significant fluctuations in response to operating results and other factors, including:

•	actual or anticipated quarterly fluctuations in our financial results, particularly if they differ from investors’ expectations;
•	changes in financial estimates and recommendations by securities analysts;
•	general economic, market and political conditions, including war or acts of terrorism, not related to our business;
•	actions of our competitors and changes in the market valuations, strategy and capability of our competitors;
•	our ability to successfully integrate acquisitions and consolidations; and
•	changes in healthcare regulations and the prospects of our industry.

In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may harm the market price of our common stock, regardless of our operating results.

The number of shares of our common stock that could be available for sale in the future could cause the market price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our common stock to decline. These sales and issuances might impair our ability to raise capital through the sale of additional equity securities in the future at a time and at a price that we deem appropriate because investors could purchase shares in the public market instead of directly from us.  All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended. In addition, in connection with our acquisition strategy, we may issue shares of our common stock as consideration in certain acquisition transactions.  No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock will have on the trading price of our common stock.

Anti-takeover provisions under Delaware law and in our governing documents may make an acquisition of us more difficult.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change of control would be beneficial to our stockholders.  In addition, the terms of our stock incentive plans may discourage, delay or prevent a change in control of our company. Certain provisions of our governing documents, including our charter, may make an acquisition of us more difficult. Our charter authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive. The provisions which we have summarized above may reduce the market value of our common stock.

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from our sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

We will not receive any of the proceeds from the sale by the selling shareholder of shares of common stock offered by this prospectus. See “Selling Shareholder.”

SELLING SHAREHOLDER

In May 2006, we issued 50,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”) with a stated value of $1,000 per share to Ares Corporate Opportunities Fund, L.P. (“ACOF”).  The Series A Preferred provided for cumulative dividends at a rate of 3.33% per annum, payable quarterly in arrears.  In June 2008, the average closing price of our common stock exceeded the forced conversion price of the Series A Preferred by 200% for a 20-trading day period, triggering an acceleration, pursuant to the Certificate of Designations of the Series A Preferred, of the Series A Preferred dividends that were otherwise payable through May 26, 2011. The accelerated dividends were paid in the form of increased stated value of the Series A Preferred, in lieu of cash.  On July 25, 2008, we notified the holder of the Series A Preferred of our election pursuant to the Certificate of Designations of the Series A Preferred to force the conversion of the Series A Preferred into 7,308,730 shares of common stock.  The conversion of the Series A Preferred occurred on August 8, 2008.  On August 11, 2008, pursuant to the terms of a Registration Rights Agreement we entered into with ACOF in connection with the issuance of the Series A Preferred, ACOF delivered to us a written request that we file this Registration Statement on Form S-3 to cover the resale of all registrable securities under the Registration Rights Agreement.

The following table sets forth information with respect to the selling shareholder and the common stock owned by such selling shareholder that may be offered under this prospectus.  The table below assumes that the selling shareholder will sell all of its common stock, unless otherwise indicated.

Name	Number of Shares of Common Stock Owned and Offered	Number of Shares of Common Stock Owned After Offering

Ares Corporate Opportunities Fund, L.P. (1)	7,308,730	0

(1) Ares Corporate Opportunities Fund, L.P. is indirectly controlled by Ares Management LLC which, in turn, is indirectly controlled  by Ares Partners Management Company LLC. Bennett Rosenthal, one of our directors, is a partner in the Private Equity Group of Ares Management LLC and is a member of Ares Partners Management Company LLC.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

PLAN OF DISTRIBUTION

Hanger Orthopedic Group, Inc.

We may sell our common stock through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. We may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions (including sales pursuant to pledges or short sales), transactions on the New York Stock Exchange or any other organized market where the securities may be traded, through the writing of options on securities (whether or not the options are listed on an options exchange), short sales, purchases by a broker or dealer as principal and resale by the broker or dealer for its own account, an exchange distribution or secondary distribution in accordance with the rules of any stock exchange, ordinary brokerage transactions, one or more underwritten offerings, or any combination of these methods or in any other legal manner. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time. The selling shareholder will act independently of us in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction. The registration of the selling shareholder’s common stock does not necessarily mean that the selling shareholder will offer or sell any of its shares.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•                  the identity of any underwriters, dealers or agents who purchase securities, as required;

•                  the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

•                  whether or not the securities will trade on any securities exchanges or the New York Stock Exchange;

•                  the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•                  any other material terms of the distribution of securities.

We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement.  The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We may also sell the securities offered with this prospectus through other agents designated by the underwriters from time to time. We will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the selling shareholder to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. The discounts, concessions, commissions or fees as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of method of distribution involved. We cannot presently estimate the amount of such compensation, if any. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.

Selling shareholders, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M.  Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

Selling Shareholder

The selling shareholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder.  The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the fees and disbursements of counsel to the selling shareholder.  We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling shareholder.  If we are notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling shareholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholder.

LEGAL MATTERS

Foley & Lardner LLP, Detroit, Michigan, will pass on the validity of the shares of common stock offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission.  Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission.  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

Our common stock is quoted on the New York Stock Exchange under the symbol “HGR,” and our Securities and Exchange Commission filings can also be read at the following address: 11 Wall Street, New York, New York 10005.

Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet website at http://www.sec.gov.  Our Internet website is http://www.hanger.com.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until the selling security holder has sold all of the common stock to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•                  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2007, as filed on February 27, 2008.

•                  The information set forth under Item 5.02 of our Current Report on Form 8-K, as filed on February 6, 2008.

•                  Our Definitive Proxy Statement for our Annual Meeting of Stockholders held on May 8, 2008, as filed on April 3, 2008.

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed on May 7, 2008.

•                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed on August 11, 2008.

•                  The description of our common stock set forth in our registration statement on Form 8-A filed November 23, 1998, and any subsequent amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

Hanger Orthopedic Group, Inc.

Two Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

(301) 986-0701

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by us in connection with the issuance and distribution of the common stock pursuant to this registration statement. All amounts are estimates.

Accountant’s Fees and Expenses	$25,000
Legal Fees and Expenses	$50,000
Miscellaneous Expenses	$15,000
Total	$90,000

Item 15.  Indemnification of Directors and Officers

Hanger Orthopedic Group, Inc. (the “Company”) is a Delaware corporation. In its certificate of incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney’s fees) that such officer or director actually and reasonably incurred.

Item 16.  Exhibits

Exhibit No.	Description

5.1	Opinion of Foley & Lardner LLP (Filed herewith)

23.1	Consent of Foley & Lardner LLP (Included in Exhibit 5.1 filed herewith)

23.2	Consent of PricewaterhouseCoopers LLP (Filed herewith)

24	Power of Attorney (Included on the signature page hereto)

Item 17.  Undertakings

A.            The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs A.(1)(i), A.(1)(ii) and A.(1)(iii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) of the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) of the Securities Act of 1933 as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) of the Securities Act of 1933 for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act of 1933;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on August 22, 2008.

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ George E. McHenry
George E. McHenry
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George E. McHenry and Thomas C. Hofmeister, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities registered hereby, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas F. Kirk	President, Chief Executive Officer	August 22, 2008
Thomas F. Kirk	and Director
(Principal Executive Officer)

/s/ George E. McHenry	Executive Vice President and	August 22, 2008
George E. McHenry	Chief Financial Officer
(Principal Financial Officer)

/s/ Thomas C. Hofmeister	Vice President – Finance and	August 22, 2008
Thomas C. Hofmeister	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Ivan R. Sabel	Chairman of the Board	August 22, 2008
Ivan R. Sabel	and Director

/s/ Edmond E. Charrette	Director	August 22, 2008
Edmond E. Charrette

/s/ Thomas P. Cooper, M.D.	Director	August 22, 2008
Thomas P. Cooper, M.D.

/s/ Eric A. Green	Director	August 22, 2008
Eric A. Green

/s/ Cynthia L. Feldmann	Director	August 22, 2008
Cynthia L. Feldmann

/s/ H.E. Thranhardt, CPO	Director	August 22, 2008
H.E. Thranhardt, CPO

/s/ Isaac Kaufman	Director	August 22, 2008
Isaac Kaufman

/s/ Bennett Rosenthal	Director	August 22, 2008
Bennett Rosenthal

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Foley & Lardner LLP (Filed herewith)

23.1	Consent of Foley & Lardner LLP (Included in Exhibit 5.1 filed herewith)

23.2	Consent of PricewaterhouseCoopers LLP (Filed herewith)

24	Powers of Attorney (Included on the signature page hereto)